Exhibit 10.25

CONFIDENTIAL

DISTRIBUTION AGREEMENT

This DISTRIBUTION AGREEMENT (the “Agreement”) is entered into as of November December 14, 2020 (the “Effective Date”) by and between QT Ultrasound LLC, a Delaware limited liability company (“QT”) and its Affiliates, and Freedom Ventures B.V, a Dutch limited liability company established and existing under the laws of the Netherlands (“Freedom Ventures”) and its Affiliates. Each of QT and Freedom Ventures may be referred to individually as a “Party” and together as the “Parties”.

RECITALS

A. QT has developed an innovative 3D medical imaging system.

B. Freedom Ventures is the owner of several companies in the fields of medical device and software development and hospital services.

C. The Parties wish to enter into this Agreement to set forth the terms upon which QT shall grant Freedom Ventures rights to market, sell, distribute, and service the QT Ultrasound Breast Scanner in the Territory.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS.

As used in this Agreement, the following terms shall have these respective meanings:

1.1. “Affiliate” means any Person that controls, is controlled by, or is under common control with a specified Person, for so long as such control exists. For purposes of this definition, “control” (including, with correlative meanings, “controlled by” or “under common control with”) means that the applicable Person has direct or indirect ownership of at least fifty percent (50%) of the outstanding voting securities or other equity interests of the controlled Person and the power (directly or indirectly) to direct or cause the direction of the management and business affairs of such Person. Notwithstanding the foregoing, none of the Parties shall be considered “Affiliates” of one another for the purposes of this Agreement.

1.2. “Claim” means any threatened, pending or completed action, suit, proceeding, alternative dispute resolution mechanism, or any hearing inquiry or investigation, initiated by a third party, that an Indemnitee (as such term is defined herein), in good faith, believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other legal proceeding.

1.3. “Confidential Information” means: (i) any non-public information of a Party, including, without limitation, any information relating to a Party’s current and planned products and services, technology, techniques, know-how, research, engineering, designs, finances, accounts, procurement requirements, manufacturing, customer lists, business forecasts and marketing plans, and also includes all information contained in any notes, analyses, compilations, studies,

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interpretations or other documents prepared by a receiving Party or its representatives which contain, reflect or are based upon, in whole or in part, the information furnished by the disclosing Party or its agents, advisors or other representatives; (ii) any other information of a Party that is disclosed in writing (whether written, oral, electronic or in any other form) and is reasonably designated, marked or otherwise identified as “Confidential” at the time of disclosure or that the receiving Party knows or should know is confidential or proprietary; and (iii) the specific terms and pricing set forth in this Agreement.

1.4. “Customers” means those Persons that purchase the QT Products (as hereinafter defined) from or through Freedom Ventures.

1.5. “Intellectual Property Rights” shall mean any of the following rights in any jurisdiction: (i) patents and patent applications, (ii) trademarks, service marks, trade dress, corporate, trade, and business names and other indicia of origin whether registered or unregistered, and all registrations and applications for the same and all associated goodwill, (iii) all Internet domain names, (iv) all works of authorship, whether registered as copyrights or unregistered, and all pending applications for the same and all associated moral rights and special rights of authorship, (v) Trade Secrets; (vi) Moral Rights; and (vii) all other legally recognized intellectual property and proprietary rights

1.6. “Losses” means all out of pocket losses, liabilities, loss, claim, demand, suit, cause of action, settlement payment, interest, award, judgment, damages and liens, and related, expenses, and charges (including court filing fees, court costs, arbitration fees, and each fee and cost of investigating or defending an indemnified claim or asserting any claim for indemnification or defense under this Agreement), in each case actually incurred as a direct result of or in connection with a Claim, including actual, reasonable attorneys’ fees, and any taxes, interest or penalties incurred as a result of any of the foregoing. An indemnifiable Loss may not be considered indirect, incidental, consequential or special damages under the Agreement; and in no event does an indemnifiable Loss include losses related to or in the nature of lost profits or revenues, loss of goodwill or loss of business opportunities.

1.7. “Moral Rights” mean any rights to claim authorship of a work, to object to or prevent any modification of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.”

1.8. “Person” means an individual, partnership, limited liability company, joint venture, corporation, trust, estate, unincorporated organization, or any other entity, or any government or any department or agency thereof, whether acting in an individual, fiduciary or representative capacity.

1.9. “OT IP” means Intellectual Property Rights developed prior to the Effective Date and owned or licensed by QT.

1.10. “OT Products” means those products and services marketed and sold by QT and listed on Schedule 1 attached hereto, as such may be modified by QT from time to time.

1.11. “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

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1.12. “Term” means the period of time commencing upon the Effective Date and ending at the earlier of the date of expiration or termination of the Agreement.

1.13. “Territory” means, collectively, Belgium, Bulgaria, Cyprus, Denmark, Germany, Finland, France, Greece, Hungary, Ireland, Italy, Croatia, Lithuania, Luxemburg, Malta, the Netherlands, Austria, Poland, Portugal, Romania, Slovenia, Slovakia, Spain, the Czech Republic, Sweden, the United Kingdom, Bahrein, Egypt, Iraq, Iran, Israel, Yemen, Jordan, Kuwait, Lebanon, Oman, Palestine, Qatar, Saudi Arabia, Syria, Turkey, and the United Arab Emirates; provided, however that in the event that Freedom Ventures has not purchased a machine for any of the aforementioned jurisdictions within twenty-four (24) months from the date hereof, then such jurisdiction shall no longer be deemed as being within the scope of this defined term “Territory” in all events.

1.14. “Trade Secrets” shall mean any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, financial data, technical data, personal information, customer lists, supplier lists, business plans, know-how, formulae, methods (whether or not patentable), designs, processes, procedures, source code, object code, and data collections.

2.	APPOINTMENT.

2.1. Exclusive OEM Distributor Appointment. Subject to Freedom Venture’s compliance with the terms and conditions of this Agreement and any Purchase Order issued hereunder, QT appoints Freedom Ventures, and Freedom Ventures accepts such appointment, as the exclusive original equipment manufacturer and distributor of the QT Products in and limited to the Territory. Subject to Freedom Venture’s compliance with the terms and conditions of this Agreement and any Purchase Order issued hereunder, during the term of this Agreement, QT will not appoint another original equipment manufacturer or distributor of the QT Products in the Territory.

2.2. Territory Limitations. Freedom Ventures will distribute the QT Products to the Customers solely within the Territory. Freedom Ventures will not engage sales staff, establish warehouses or other distribution centers for the QT Products outside of the Territory. Freedom Ventures will not advertise, promote or solicit orders for the QT Products and Joint Venture Products outside of the Territory; provided, that the foregoing will not be deemed to prohibit Freedom Ventures from advertising the QT Products in media that is distributed both within and outside of the Territory. Provided further that any order placed in a country that had been but ceases to be in the Territory shall be eligible not be considered a breach of this Agreement if placed within six (6) months of the country ceasing to be in the Territory and shall be eligible for distribution fee of 50% of the agreed amount.

2.3. OT’s Reserved Rights. QT reserves the right, from time to time, and without obligation or liability to Freedom Ventures of any kind, to: (i) modify or change the QT Products; (ii) add to the list of the QT Products specified in Schedule 1 attached hereto and (iii) change or terminate the level or type of service or support that QT makes available for the QT Products. QT will endeavor to provide Freedom Ventures with at least six (6) months’ notice of any of the changes described in the foregoing clauses (i) through (iii).

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3.	QT LICENSE.

3.1. License Grant. Subject to Freedom Venture’s compliance with the terms and conditions of this Agreement, any Purchase Order issued hereunder, and in consideration of the payments set forth in Section 3.2 and 3.3 below, QT grants to Freedom Ventures an exclusive, non-transferable, non-sublicensable license to use the QT IP, during the term of this Agreement, solely in connection with Freedom Ventures assembly, marketing, promotion, distribution and service of the QT Products.

3.2. Demonstration Units. In consideration of the license granted pursuant to Section 3.1 above, Freedom Ventures shall purchase at least four (4) demonstration units to be used in the Territory by December 31, 2021. Freedom Ventures shall pay QT $300,000 in total for the hardware, software, and training for each machine, for a total of $1,200,000 for the four demonstration units.

3.3. Performance Minimums. Not including the Demonstration Units in Section 3.2, Freedom Ventures agrees to purchase or sell a minimum of twelve (12) machines in the 12 months following CE Mark approval,; thirty-two (32) units in the 24 months following CE Mark approval; and sixty (60) units in the thirty-six (36) months following CE Mark approval Both parties agree to use best efforts to achieve the CE Mark approval within twelve (12) months of this Agreement.

3.4. License Restrictions. Except as otherwise permitted by this Agreement, Freedom Ventures shall not, and shall not allow any third party to (i) reverse engineer, decompile, disassemble, translate, convert, apply any process to, or make any modifications, enhancements or derivative works of the QT IP; (ii) make unauthorized copies of the QT IP; (iii) provide, lease, rent, sublicense, distribute, disclose, publish, assign, share, lend or otherwise transfer or make available the QT IP or any features thereof to third parties; (iv) transfer, assign, sublicense or allow the use of the QT IP by third parties; (v) disclose the results of any testing or benchmarking of the QT IP; (vi) modify, integrate or incorporate any part of the QT IP into any product that competes, directly or indirectly, with a QT Product; (vii) remove, delete, alter, obscure any copyright, trademark, patent or other notice of Intellectual Property Rights which appears on the QT Products; (viii) remove, disable, circumvent or otherwise create or implement any workaround to any copy protection, rights management or security features in or protecting the QT Products; or (ix) use the QT IP in any manner not expressly permitted by this Agreement.

3.5. No Implied Licenses. Except for the rights and licenses expressly granted in this Agreement, nothing in this Agreement is intended or shall be deemed to grant any party any rights under any Intellectual Property Rights of the other Parties, by implication, estoppel, or otherwise.

4.	COVENANTS OF THE PARTIES.

4.1. Manufacturing Terms. Any QT Products that Freedom Ventures manufactures shall be in compliance with those certain Standard Test Methods and Manufacturing Process Instructions, as may be delivered and updated from time to time by QT (the “Quality Standards”).

4.2. Freedom Ventures Personnel. Freedom Ventures will maintain sufficient technical and sales personnel having the knowledge and skills necessary to: (i) inform customers about the features and capabilities of the QT Products and, to the extent necessary, competitive products; (ii) service and support the QT Products in accordance with Freedom Venture’s obligations under this Agreement; and (iii) otherwise perform its obligations under this Agreement. Freedom Ventures will, at its expense, comply with QT’s minimum training requirements for manufacture, maintenance, and use of the QT Products.

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4.3. Support. Freedom Ventures will provide prompt and comprehensive pre-sales and post-sales support services for the QT Products to Customers in the Territory, including, without limitation, any software and hardware upgrades that may be owed to Customers pursuant to the Quality Standards and applicable Purchase Order.

4.4. Packaging. Except as specified in Section 4.7, Freedom Ventures will manufacture the QT Products with all packaging and license agreements, limited warranty statements and proprietary rights statements intact as received from QT.

4.5. No Competing Products. During the term of this Agreement, Freedom Ventures will not represent, promote or distribute any products that QT, in its sole discretion, deems to be competing with the QT Products, including, but not limited to, any such competing products identified on the list attached hereto at Schedule 2. QT may update such list attached at Schedule 2, from time to time, upon thirty (30) days’ notice to Freedom Ventures.

4.6. Business Conduct. Freedom Ventures will: (i) conduct business in a manner that reflects favorably at all times on the QT Products and the good name, goodwill, and reputation of QT; (ii) make no false or misleading representations or advertisements with regard to QT or the QT Products; and (iii) make no representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of the QT Products that are materially inconsistent with the literature distributed by QT.

4.7. Adaptation for Local Market. QT will, from time to time, provide Freedom Ventures with samples of all QT Products packaging, end user documentation and advertising, and promotional materials as may be necessary to be used in connection with the QT Products. Freedom Ventures will, at its expense, reasonably translate as commercially appropriate all such packaging, end user documentation and advertising and promotional materials into the language(s) of the Territory. Freedom Ventures agrees to and hereby irrevocably assigns and transfers to QT, and agrees to irrevocably assign and transfer to QT, all of its rights, title and interest in all such translated materials, including, but not limited to, all related copyrights and Moral Rights. Freedom Ventures also, on behalf of itself and its employees and subcontractors, waives and agrees never to assert any and all Moral Rights that Freedom Ventures or its employees or subcontractors may have in or with respect to the translated materials, even after termination or expiration of this Agreement.

4.8. Components and QT Products. QT shall sell to Freedom Ventures the QT Components and Products and on an exclusive basis within the Territory; provided, however, that the Parties may further discuss the terms and conditions of the supply of the Components and any additional components in the applicable Purchase Order. The Parties agree and acknowledge that the pricing may be variable over time as the relevant costs of QT change, and in such case, QT may revise, update, or otherwise change pricing to reasonably account for its costs. Only prices for new orders can be changed and price offers already made by Freedom Ventures with QT’s approval to prospects shall be honored by QT with a maximum period of three (3) months of offer date.

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4.9. Patent Prosecution and Maintenance. QT, by counsel it so chooses, shall have the right, but not an obligation, to prosecute with the U.S. Patent and Trademark Office, or any similar office or agency (including within any foreign jurisdictions), at its sole expense, the QT IP, in its own name. Freedom Ventures shall have the right to be kept fully informed and to advise and comment with respect to decisions regarding the appropriate course of conduct for such prosecution; provided, however, that the course of conduct with respect to any such Claim shall be at the sole discretion of QT.

4.10. Patent Enforcement. Freedom Ventures shall inform QT as soon as practicable of any infringement of QT IP within the Territory. QT shall have the right, but not an obligation, to bring any enforcement Claim on account of any third Person infringement of, or defending against any declaratory judgment action brought by such third Person challenging the QT IP or any QT Products, by counsel of its own choice, and Freedom Ventures shall cooperate with QT in bringing such Claim as QT may reasonably request in connection therewith. The proceeds of any such infringement action brought by QT shall inure solely to the benefit of QT (unless the Parties enter into a different written arrangement with respect thereto).

4.11. CE Mark and Product Registration. Freedom Ventures shall ensure that the QT Products are registered as required in the Territory and manage the process of obtaining CE Mark. QT will pay pre-approved third-party expenses to obtain the CE Mark and the initial estimation by Freedom Ventures is that it will cost around $50,000. Freedom Ventures shall request a quotation from two notified bodies to compare the cost and will send these quotes to QT for review. After approval, the CE Mark process shall be initiated and all third-party cost for the process shall be borne by QT, with Freedom Ventures managing the CE Mark process. QT shall ensure that all required documentation shall be delivered to Freedom Ventures (or the notified body if so preferred by QT) in time to ensure the process can be completed swiftly.

5.	RECORDS AND REPORTS.

5.1. Reports. Within thirty (30) calendar days after the end of each month, QT will provide Freedom Ventures with a written report that includes QT’s sales and shipments of each QT Product for that month, by dollar volume and number of units, both in the aggregate and for such categories as QT may designate from time to time. Freedom Ventures will provide QT a non-binding, rolling twelve (12) month forecast of anticipated orders for the QT Products.

5.2. Notification. Freedom Ventures will promptly notify QT of any: (i) Claim involving the QT Products; or (ii) claimed or suspected defects in respect of QT Products.

5.3. Audits. During the Term and for three (3) calendar years thereafter, upon the written request of Freedom Ventures, QT shall permit, and shall cause its relevant Affiliate(s) to permit, an independent certified public accounting firm selected by Freedom Ventures to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of QT and/or its Affiliates, as applicable. Freedom Ventures will bear the costs of such audit, unless such audit reveals a breach of this Agreement by QT, in which case such costs shall be paid by QT.

6.	ORDERING.

6.1. Orders. Freedom Ventures may purchase the Components and/or QT Products by submitting a Purchase Order to QT. Each such Purchase Order must, at a minimum, specify the type, quantity and requested delivery date of the Components and/or QT Products (collectively, “Ordering Information”).

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6.2. Order Acceptance. All Purchase Orders for the Components and/or QT Products submitted by Freedom Ventures will be subject to acceptance in writing by QT and will not be binding until such acceptance. Except for Ordering Information, any terms and conditions in any Purchase Order that are inconsistent with or in addition to the terms and conditions of this Agreement are hereby rejected by QT and will be deemed null and of no effect, even if QT accepts or acknowledges such Purchase Order.

6.3. Order Cancellation by QT. QT may cancel any Purchase Order accepted by QT, or refuse, delay, or prohibit, as the case may be, shipment of the Components pursuant to it, if Freedom Ventures or its Customers, as relevant: (i) fails to make any payment as provided in this Agreement or under the payment terms set forth in any invoice or otherwise agreed to by QT and Freedom Ventures or its Customers, as relevant; (ii) fails to meet reasonable credit or financial requirements established by QT, including any limitations on allowable credit; or (iii) otherwise fails to comply with the terms and conditions of this Agreement. Any such cancellation, refusal or delay by QT does not constitute a termination of this Agreement (unless QT so advises Freedom Ventures) or breach of this Agreement by QT.

7.	PRICES AND PAYMENT.

7.1. Prices. The prices for the Components and/or QT Products purchased under this Agreement will be as set forth in the applicable Purchase Order. QT will provide Freedom Ventures notice within 30 days of material changes to pricing. QT and Freedom Ventures will cooperate to determine the appropriate pricing to end customers, with QT having final rights to establish pricing for Products and Components and Freedom Ventures have final rights to establish pricing for service.

7.2. Master Commission. Unless otherwise agreed, for any Purchase Order for the QT Product sold by QT to Customers, QT will pay Freedom Ventures a Master Commission of €100,000. Freedom Ventures shall solely be responsible for paying any dealer commissions and other sales and marketing expenses out of its Master Commission.

7.3. Payment Terms. Payment terms to QT shall be established in the Purchase Order. Payments from QT to Freedom Ventures shall be made within fifteen (15) days of receipt of Customer payments.

7.4. Taxes. QT’s prices are exclusive of all sales, use, value-added, withholding and other taxes or duties. Freedom Ventures or the Customer will pay all taxes and duties assessed in connection with this Agreement and its performance, except for taxes payable on QT net income. Freedom Ventures will promptly reimburse QT for any and all taxes or duties that QT may be required to pay on Freedom Venture’s behalf in connection with this Agreement or its performance. Freedom Ventures will provide QT with appropriate resale certificate numbers and other documentation satisfactory to the applicable taxing authorities to substantiate any claim of exemption from any taxes or duties.

7.5. No Setoff. Freedom Ventures may not setoff against QT’s invoices amounts that Freedom Ventures claims are due to it under this Agreement or otherwise.

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8.	SHIPMENT AND DELIVERY.

8.1. Shipment. QT will ship the Products or Components EXW. Shipments will be made to Freedom Ventures’ or Customer’s identified warehouse facilities or carrier. Unless specified in an accepted Purchase Order, QT will select the mode of delivery and the carrier. Freedom Ventures or Customer will be responsible for and will pay all shipping, freight, and insurance charges. Title (except to the extent the Components contain or consist of QT IP) and all risk of loss of or damage to the Components will pass to Freedom Ventures upon delivery by QT to the carrier, freight forwarder or Freedom Ventures, whichever occurs first.

8.2. Partial Delivery. QT shall not make partial shipments on account of any Purchase Order, without Freedom Ventures’ prior written consent. If Freedom Ventures consents to partial deliveries, each delivery shall be separately invoiced and paid.

8.3. Delivery Schedule. QT will use its commercially reasonable efforts to meet the delivery dates specified in any Purchase Order, but QT reserves the right to cancel or delay shipment of the Components if Freedom Ventures or Customer fails to make any payment as provided in the applicable Purchase Order or otherwise fails to comply with the terms and conditions of this Agreement. Freedom Ventures shall provide to QT a rolling six (6)-month forecast, and QT shall provide Freedom Ventures with a delivery schedule based on such forecast which initially shall be in the form of the attached Schedule 3. The Parties agree and acknowledge that such delivery schedule shall be updated on a semi-annual basis or in connection with any material change in such forecast.

9.	TERM AND TERMINATION.

9.1. Term. This Agreement commences on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in effect for a term of five (5) years thereafter. At the end of such five (5) year-term, this Agreement will automatically expire unless the parties mutually agree in writing to renew this Agreement at least thirty (30) days prior to such automatic expiration.

9.2. Termination for Cause. Any Party may terminate this Agreement, at any time, if either of the other Parties breaches any material term of this Agreement and fails to cure that breach within thirty (30) days after notice thereof from the non-breaching Party. QT may also terminate this Agreement, at any time, if: (i) Freedom Ventures breaches any of its payment obligations under this Agreement and fails to cure that breach within ten (10) days after notice thereof from QT; (ii) QT breaches any of its obligations pursuant to the Quality Standards and/or Support Services Agreement; (iii) any Party becomes the subject of a voluntary or involuntary petition in bankruptcy or proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (iv) any Party is merged or consolidated, sells all or substantially all of its assets, or is subject to any substantial change in management or control. Either Party may terminate this Agreement if the CE Mark has not been received within eighteen (18) months.

9.3. Effect of Termination. Upon the termination or expiration of this Agreement: (i) QT may, at its option, repurchase any or all the QT Products then in Freedom Ventures’ possession at prices not greater than the prices incurred by Freedom Ventures in connection with the manufacture of such QT Products; (ii) the due dates of all outstanding invoices to Freedom Ventures for the QT Products will automatically be accelerated so they become due and payable on the date of termination or expiration, even if longer terms had been provided previously; (iii) all Purchase Orders or portions thereof remaining undelivered on the date of termination or expiration

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will automatically be canceled; (iv) each Party will promptly return to the other Parties all Confidential Information of such other Parties in its possession or control, and will provide such other Parties with a certification, signed by one of its officers, certifying the return of all such Confidential Information; and (v) Freedom Ventures will cease using the QT IP and promoting and advertising the QT Products.

9.4. No Expectation of Damages. FREEDOM VENTURES WAIVES ANY RIGHTS THEY MAY HAVE TO RECEIVE ANY COMPENSATION OR INDEMNITY UPON TERMINATION OR EXPIRATION OF THIS AGREEMENT, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT. Freedom Ventures acknowledges that it has no expectation and has received no assurances that any investment by Freedom Ventures in the promotion of the QT Products will be recovered or recouped or that Freedom Ventures will obtain any anticipated amount of profits by virtue of this Agreement.

9.5. Survival. The rights and obligations of the parties under Sections 3.4, 3.5, 3.6, 5.3, 5.4, 7.3, 9.3, 9.4, 9.5, 10, 11, 13 and 14 will survive the termination or expiration of this Agreement.

10.	CONFIDENTIALITY.

10.1. Obligations. Each Party will not use the other Parties’ Confidential Information, except as necessary for the performance of this Agreement, and will not disclose such Confidential Information to any third party, except to those of its employees and subcontractors that need to know such Confidential Information for the performance of this Agreement; provided that each such employee and subcontractor is subject to a written agreement that includes binding use and disclosure restrictions that are at least as protective as those set forth herein. Each Party will use all reasonable efforts to maintain the confidentiality of all of the other Parties’ Confidential Information in its possession or control, but in no event less than the efforts that it ordinarily uses with respect to its own confidential information of similar nature and importance. The foregoing obligations will not restrict any Party from disclosing the other Parties’ Confidential Information or the terms and conditions of this Agreement: (i) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the party required to make such a disclosure gives reasonable notice to the other Parties to enable it to contest such order or requirement; (ii) on a confidential basis to its legal or professional financial advisors; (iii) as required under applicable securities regulations; or (iv) on a confidential basis to present or future providers of venture capital and/or potential private investors in or acquirers of such party.

10.2. Exclusions. The obligations in Section 10.1 will not apply to the extent any information: (i) is or becomes generally known to the public through no fault of or breach of this Agreement by the receiving party; (ii) was rightfully in the receiving Party’s possession at the time of disclosure, without an obligation of confidentiality; (iii) is independently developed by the receiving Party without use of the disclosing Party’s Confidential Information; or (iv) is rightfully obtained by the receiving Party from a third party without restriction on use or disclosure.

11. LIMITED WARRANTY. QT makes a limited warranty solely to Freedom Ventures that any QT Products or Components provided hereunder by QT shall be free from substantial defects in materials and workmanship under normal use for a period of twelve (12) calendar months from delivery to Freedom Ventures as per Section 8.1 hereof; provided that the QT Product or Component shall have been stored, handled, installed, and maintained in accordance with the standards of QT; and provided further that items excluded from coverage as part of QT’s

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maintenance contract are not included in this Limited Warranty. To the fullest extent permitted by applicable law, QT disclaims all other warranties and representations, whether express or implied, including, but not limited to, any implied warranties of merchantability, fitness for a particular purpose or non-infringement, and any warranties arising out of course of dealing or usage of trade. Freedom Ventures will not make any warranties or representations in QT’s name or on QT’s behalf.

12.	INDEMNIFICATION.

12.1. QT Indemnity. QT will defend or settle any Claim brought against Freedom Ventures to the extent that it is based upon a third-party Claim that a QT Product, as provided by QT to Freedom Ventures under this Agreement, infringes any United States patent or any QT copyright or misappropriates any trade secret, and will pay any Losses made in settlement or awarded against Freedom Ventures in final judgment resulting from any such Claim, provided that Freedom Ventures: (i) gives QT prompt notice of any such Claim; (ii) gives QT sole control of the defense and any related settlement of any such Claim; and (iii) gives QT, at QT’s expense, all reasonable information, assistance and authority in connection with the foregoing. QT will not be bound by any settlement or compromise that Freedom Ventures enters into without QT’s express prior consent.

12.2. Injunctions. If Freedom Ventures’ rights to use and distribute a QT Product under the terms of this Agreement are, or in QT’s opinion are likely to be, enjoined due to the type of Claim specified in Section 12.1, then QT may, at its sole option and expense: (i) procure for Freedom Ventures the right to continue to use and distribute such QT Product under the terms of this Agreement; (ii) replace or modify such QT Product so that it is non-infringing; or (iii) if options (i) and (ii) above cannot be accomplished despite QT’s commercially reasonable efforts, then QT may terminate Freedom Ventures’ rights and QT’s obligations hereunder with respect to such QT Product and credit to Freedom Ventures the amounts paid for such QT Product during the twelve (12) months prior to the date QT issues such a credit, provided that all units of such QT Product are returned to QT in an undamaged condition.

12.3. Indemnity Exclusions. QT will have no obligation under Sections 12.1 or 12.2 for any claim of infringement or misappropriation to the extent that it results from: (i) the combination, operation or use of a QT Product with or in equipment, products, or processes not provided by QT; (ii) modifications to a QT Product not made by or for QT; (iii) Freedom Ventures’ failure to use updated or modified QT Products provided by QT; or (iv) Freedom Ventures’ use or distribution of a QT Product other than in accordance with this Agreement. The foregoing clauses (i) to (iv) are referred to collectively as “Indemnity Exclusions”.

12.4. Limitation. The foregoing provisions of this section 12 set forth QT’s sole and exclusive liability and Freedom Ventures’ sole and exclusive remedy for any claims of infringement or misappropriation of intellectual property rights or proprietary rights of any kind.

12.5. Freedom Ventures Indemnity. Freedom Ventures will defend or settle, indemnify and hold QT harmless from any Losses arising out of or resulting from any third-party Claim based on or otherwise attributable to: (i) Freedom Ventures’ gross negligence or intentional misconduct; (ii) any misrepresentations made by Freedom Ventures with respect to QT or the QT Products; or (iii) an Indemnity Exclusion.

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13.	LIABILITY.

13.1. Exclusion of Certain Damages. In no event will QT be liable for any special, incidental, punitive or consequential damages (including, but not limited to, lost profits or revenue, loss of use, lost business opportunities or loss of goodwill), or for the costs of procuring substitute products, arising out of, relating to or in connection with this agreement or the use or performance of any QT Products or services provided by QT, whether such liability arises from any claim based upon contract, warranty, tort (including negligence), product liability or otherwise, whether or not QT has been advised of the possibility of such loss or damage. The parties have agreed that these limitations will survive and apply even if any limited remedy specified in this agreement is found to have failed of its essential purpose.

13.2. Total liability. QT’s total liability to the other parties under this agreement, from all causes of action and under all theories of liability, will be limited to the payments actually received from Freedom Ventures under this agreement during the twelve (12) month period preceding the date a claim for liability arises hereunder.

13.3. Basis of Bargain. The parties expressly acknowledge and agree that QT has set its prices and entered into this Agreement and any Purchase Orders issued hereby in reliance upon the limitations of liability specified herein, which allocate the risk between QT and the other Parties and form an essential basis of the bargain between the Parties.

14.	GENERAL.

14.1. Assignment. Freedom Ventures may not assign or transfer this Agreement except to an Affiliate, in whole or in part, by operation of law or otherwise, without QT’s express prior consent. Any attempt to assign or transfer this Agreement, without such consent, will be null and of no effect. Subject to the foregoing, this Agreement will bind and inure to the benefit of each Party’s permitted successors and assigns.

14.2. Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of laws principles. The parties disclaim application of the United Nations Convention on Contracts for the International Sale of Goods. Any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof, whether based on contract, tort, statute or other legal or equitable theory shall be settled by binding arbitration administered by the International Chamber of Commerce in accordance with its Rules of Arbitration then in effect. The award of the arbitrator shall be final and binding, and judgment on the award may be entered, confirmed and enforced in any court having jurisdiction thereof. The place of the arbitration shall be the Republic of Singapore; provided, however that preliminary conferences and hearings may be held in such other place(s), or by telephone, as the arbitrator(s) or the parties select from time to time for the purpose of compelling or receiving testimony or documentary evidence or otherwise.

14.3. Compliance with Law. Freedom Ventures will have and maintain all permits and licenses required by any governmental unit or agency and will comply with all applicable laws and regulations, including United States export laws, in performing this Agreement and with respect to the QT Products. If this Agreement or any transaction or act contemplated herein is legally required to be approved, registered, notified or recorded with or by any government agency in the Territory, Freedom Ventures will assume all such obligations and will indemnify and hold harmless QT from any liability or expenses (including reasonable attorneys’ fees and costs) from any failure by Freedom Ventures to so comply.

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14.4. Nonexclusive Remedy. Except as expressly set forth in this Agreement, the exercise by any Party of any of its remedies under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

14.5. English Language. The original of this Agreement has been written in English, and that version will govern. Freedom Ventures waives any rights it may have under any applicable law to have this Agreement written in any other language. Any versions of this Agreement in any other language will be for accommodation only and will not be binding upon any Party.

14.6. Notices. Each Party shall deliver all notices, requests, demands, or other communication required or permitted hereunder in writing and referencing this Agreement and shall be deemed to be properly given upon the earliest of: (a) when delivered personally; (b) when sent by confirmed electronic mail if sent during normal business hours of the recipient, if not, then on the next business day or (c) two (2) business days after deposit with an internationally recognized express courier, with written confirmation of receipt. All notices shall be sent to the address specified on the signature page of this Agreement or to such other address as may be designated by a Party by giving written notice to the other Parties pursuant to this Section 14.6. As used herein, the term “business day” means any weekday that banks are open for business in San Francisco, California.

14.7. Force Majeure. No party will be responsible for any failure or delay in its performance under this Agreement (except for any payment obligations) due to causes beyond its reasonable control, including, but not limited to, labor disputes, strikes, lockouts, shortages of or inability to obtain energy, raw materials or supplies, war, terrorism, riot, or acts of God.

14.8. Press Releases. No Party will make or issue any press release, public announcement or public disclosure in respect of this Agreement or the other Parties or use in advertising, publicity or other public materials the name or trademarks of the other Parties or its Affiliates without the other Parties’ prior written consent. Notwithstanding the foregoing, the Parties may consent to the issuance of press releases or other public statements regarding this Agreement or the activities of the Parties hereunder upon the occurrence of certain mutually agreed upon events set forth in a Purchase Order.

14.9. Waiver. The failure by any party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.

14.10. Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible and the other provisions of this Agreement will remain in full force and effect.

14.11. Number and Gender; Other Terms. Unless the context of this Agreement otherwise requires, to the extent necessary so that each clause will be given the most reasonable interpretation, the singular number will include the plural and vice versa, the verb will be construed as agreeing with the word so substituted, words importing the masculine gender will include the feminine and neuter genders, words importing persons will include firms and corporations and words importing firms and corporations will include individuals. As used in this Agreement, the term “or” shall be interpreted to mean “and/or” unless the context of the use plainly means otherwise.

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14.12. Interpretation; Headings. No Party shall be deemed the drafter of this Agreement; this Agreement shall be deemed to have been jointly prepared by the Parties. If this Agreement is ever construed, whether by a court or by an arbitrator, such court or arbitrator shall not construe this Agreement or any provision hereof against any Party as the drafter. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

14.13. Equitable Relief. Freedom Ventures acknowledges that any breach of their obligations under this Agreement with respect to the proprietary rights or Confidential Information of QT will cause QT irreparable injury and significant injury for which there are inadequate remedies at law. Accordingly, QT will be entitled to obtain immediate equitable relief to enjoin any such breach, in addition to all other rights and remedies that it may have under this Agreement, at law or otherwise.

14.14. Entire Agreement. This Agreement, including all schedules hereto and each Purchase Order, constitutes the complete and exclusive understanding and agreement between the parties regarding its subject matter and supercedes all prior or contemporaneous agreements or understandings, whether written or oral, relating to its subject matter. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by duly authorized representatives of each party.

14.15. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the following duly authorized representatives have signed this Agreement on behalf of the entities indicated below, as of the Effective Date.

QT:		Freedom Ventures:

QT ULTRASOUND LLC		FREEDOM VENTURES B.V.

By:	/s/ John Klock	By:	/s/ Rutger Brest van Kempen
Name:	John Klock	Name:	Rutger Brest van Kempen
Title:	CEO	Title:	CEO

Address: 3 Hamilton Landing Suite 160		Address: Lindenlaan 18, 1701 GV
Novato CA 94946 USA		Heerhugowaard, The Netherlands
Email: john.klock@qtultrasound.com		Email: brestvankempen@quicknet.nl

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SCHEDULE 1

List of QT Products

QT Ultrasound Breast Scanner

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SCHEDULE 2

Competing Products

GE Invenia

Siemens Accusson

Sonocine

Hitachi Sofia

Delphinus Softvue

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Schedule 3

2021 Delivery Schedule

Effective for Orders Placed On or After January 1, 2021

Item	Shipment Date
QT Ultrasound Breast Scanner (up to four units)	30 days post order
Spare Parts (equivalent to four units)	30 days post order
QT Ultrasound Breast Scanner or Spare Parts beyond four units	Custom quote based on forecast